Exhibit 99.1

News Release
Contact: John R. Folkerth
Chief Executive Officer
937.898.6070 Ext. 500

July 30, 2003

Shopsmith Reports First Quarter Results During Annual Shareholders Meeting

Dayton, OH — Shopsmith, the leading manufacturer of multipurpose woodworking tools, today reported a net loss of $124,000 or $.05 per diluted share on net sales of $3,113,000 for its first fiscal quarter ending on July 5, 2003. For the same fiscal quarter of the previous year, net income of $64,000 was reported at $.02 per diluted share on sales of $3,415,000.

John Folkerth, Shopsmith CEO said, “Our first quarter results were disappointing, reflecting a 9% decline in sales over the same period a year ago. While our focus is on improving sales results, the company is taking steps to improve operating results at current sales levels.”

Founded in 1972, Shopsmith, Inc. manufactures their Mark V product line (a five in one multipurpose tool) in Dayton, Ohio. The products are marketed through live demonstrations and direct sales throughout the United States, Canada, and England.

Results for the Quarters Ended

	July 5,	June 29,
	2003	2002

Net sales	$3,113,000	$3,415,000

Gross profit	1,531,000	1,797,000

Income before income taxes	(124,000)	64,000

Income tax expense (benefit)	—	—

Net loss	(124,000)	64,000

Net loss per share-Basic	(0.05)	0.02

Net loss per share-Diluted	(0.05)	0.02